Exhibit 99.1

Ascent Solar to Build New Manufacturing Plant in Suqian of Jiangsu Province, China with funding from the Suqian Government in a Joint Venture

THORNTON, Colo.--(BUSINESS WIRE)-- Ascent Solar Technologies, Inc. ("Ascent") (NASDAQ: ASTI), a manufacturer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into the company's EnerPlexTM series of consumer products, announced today the signing of a framework agreement for the establishment of a joint venture with the Government of the Municipal City of Suqian in Jiangsu Province, China (“Suqian”). The agreement covers a multi-faceted, three-phase project over the next six years.

Suqian, is a prefecture-level city in northern Jiangsu Province with an area of 3,303 square miles and a population over 5 million. Strategically located between the Yellow River and the Yangtze River, Suqian is well connected to both Beijing and Shanghai in less than 3 hours by high-speed train. Suqian is one of the fastest growing prefecture-level cities in China, boasting a GDP of $25 billion, in 2012, and growing nearly 13% annually.

Under the framework agreement, in the first phase, Ascent and Suqian will form a joint venture entity (“JV”) in which Ascent will have majority interest of up to 80%. The JV will build a factory to manufacture Ascent's proprietary Copper-Indium-Gallium-Selenium (CIGS) photovoltaic modules on flexible thin films. Ascent will contribute proprietary technology and intellectual property, approximately $1.6 million in cash and certain equipment from its Colorado facility. Suqian will provide cash of approximately $32.5 million as well as rent-free use of a 270,000 square foot factory that is currently being built in the Suqian Economic and Industrial Development Science Park. This factory is expandable to 1,000,000 square feet for phases two and three of the agreement. The total project size of Phase one of the alliance is expected to be approximately $160 million. Ascent will have the right to purchase the factory anytime within the first 5 years at the initial construction cost, as well as the right to purchase Suqian's ownership interest in the JV for a modest nominal cost above Suqian's cash investment.

Suqian will also provide a package of additional incentives including a multi-year corporate tax holiday, coverage of substantial operational costs for scientists, engineers and management personnel, and significant housing subsidies and tax incentives for key employees of the JV. As Phase two and three of this program are implemented, Ascent will have the option to purchase approximately 1.3 million square feet of land zoned for commercial usage at a favorable cost, as well as the right to arrange sale or lease of land and factory rights to suppliers and support industries brought in by Ascent, which may generate additional meaningful cash flow for the JV.

"This partnership is a strong endorsement of Ascent's industry leading flexible CIGS technology," said Victor Lee, President & CEO of Ascent. "This partnership enables us to accelerate our paradigm shift into consumer electronics and specialty market applications given China's very large and growing consumer base and readily available contract manufacturers for our EnerPlex range of consumer products.” continued Lee.

"We are very excited and honored to be partnering with Ascent Solar," said Mr. Lan Shao Min, Top Leader & Governor of the Municipal City of Suqian. Mr. Lan continued, "The Suqian Government is fully committed to this partnership and shall provide the utmost support and incentives to Ascent. We are convinced that CIGS, and more specifically Ascent's proprietary CIGS technology utilizing a flexible plastic substrate, is the next breakthrough in photovoltaics. The aim of our alliance with Ascent is to build a state of the art industrial park in Suqian for solar and solar-related products, anchored by the Ascent factory, but including equipment suppliers, contract manufacturers and other supporting industries.”

Amit Kumar, Chairman of Ascent, said, “We are pleased with our alliance with Suqian. The funding and other subsidies will enable Ascent to develop the scale of manufacturing needed to bring the cost of CIGS down substantially. The combination of cost reduction and our higher margin EnerPlex products and other specialty market applications will allow Ascent to carry on to its next stage as a high-growth company. The alliance with Suqian, as it develops over the next six years, will provide a means for Ascent to build positive cash flow from numerous sources, including control of the real-estate rights in the Suqian Economic and Industrial Development Science Park.”

About Ascent Solar Technologies:
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, aerospace applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.
About EnerPlex:
The EnerPlex brand represents Ascent Solar's line of consumer products. These products, many of which are integrated with Ascent Solar's transformational CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit www.goenerplex.com.

Forward-Looking Statements:
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Ascent Solar Technologies
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824
Mobile: 424-634-8592
btanous@cleantech-ir.com

Ascent Solar Technologies
Justin R. Jacobs
1-720-872-5194
jjacobs@ascentsolar.com